Exhibit 99.3

ALLOS THERAPEUTICS, INC.

2008 EQUITY INCENTIVE PLAN

FORM OF RESTRICTED STOCK AWARD GRANT NOTICE

Allos Therapeutics, Inc. (the “Company”), pursuant to its 2008 Equity Incentive Plan (the “Plan”), hereby awards to Participant the number of shares of the Company’s Common Stock set forth below (the “Award”). This Award is subject to all of the terms and conditions set forth herein and in the Restricted Stock Award Agreement, the Plan, the form of Assignment Separate from Certificate, and the form of Joint Escrow Instructions, all of which are attached hereto and incorporated herein in their entirety.

Participant:
Date of Grant:
Vesting Commencement Date:
Number of Shares Subject to Award:
Consideration for Common Stock:	Participant’s services to the Company

Vesting Schedule:                    The Award shall vest in equal installments on each of the first four anniversaries of the Vesting Commencement Date, subject to Participant’s Continuous Service through each such date.

If Participant’s Continuous Service terminates either within twelve (12) months following or one (1) month prior to the effective date of a Change in Control due to an involuntary termination of Participant’s Continuous Service for reasons other than death, Disability, or Cause, the vesting of the shares of Common Stock subject to the Award shall be accelerated in full.

Special Tax Withholding Right:	☐

If this box is checked, you may direct the Company (i) to withhold, from shares otherwise issuable upon vesting of the Award, a portion of those shares with an aggregate fair market value (measured as of the vesting date) equal to the amount of the applicable withholding taxes, and (ii) to make a cash payment equal to such fair market value directly to the appropriate taxing authorities, as provided in Section 12 of the Award Agreement.

	☐	None

Additional Terms/Acknowledgements:  The undersigned Participant acknowledges receipt of, and understands and agrees to, this Restricted Stock Award Grant Notice, the Restricted Stock Award Agreement, and the Plan. Participant further acknowledges that as of the Date of Grant, this Restricted Stock Award Grant Notice, the Restricted Stock Award Agreement, and the Plan set forth the entire understanding between Participant and the Company regarding the acquisition of shares of Common Stock pursuant to the Award specified above and supersede all prior oral and written agreements on that subject with the exception of (i) Awards previously granted and delivered to Participant under the Plan, and (ii) the following agreements only:

OTHER AGREEMENTS:

ALLOS THERAPEUTICS, INC.	PARTICIPANT

By:
Signature	Signature

Name:	Name:

Title:	Date:

Date:

ATTACHMENTS:	Restricted Stock Award Agreement, 2008 Equity Incentive Plan, form of Assignment Separate from Certificate, and form of Joint Escrow Instructions

ATTACHMENT I

ALLOS THERAPEUTICS, INC.

2008 EQUITY INCENTIVE PLAN

FORM OF RESTRICTED STOCK AWARD AGREEMENT

Pursuant to your Restricted Stock Award Grant Notice (“Grant Notice”) and this Restricted Stock Award Agreement (this “Agreement”), Allos Therapeutics, Inc. (the “Company”) has awarded you (“Participant”) the right to acquire shares of Common Stock from the Company pursuant to Section 6(a) of the Company’s 2008 Equity Incentive Plan (the “Plan”) for the number of shares indicated in the Grant Notice (collectively, the “Award”). Defined terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your Award, in addition to those set forth in the Grant Notice, are as follows.

1.                                      ACQUISITION OF SHARES. By signing the Grant Notice, you hereby agree to acquire from the Company, and the Company hereby agrees to issue to you, the aggregate number of shares of Common Stock specified in your Grant Notice (the “Shares”) for the consideration set forth in Section 3 and subject to all of the terms and conditions of the Award and the Plan. You may not acquire less than the aggregate number of Shares specified in the Grant Notice.

2.                                      CLOSING. Your acquisition of the Shares shall be consummated as follows:

(a)                                  You will acquire beneficial ownership of the Shares by delivering your Grant Notice, executed by you in the manner required by the Company, to the Corporate Secretary of the Company, or to such other person as the Company may designate, during regular business hours, on the date that you have executed the Grant Notice (or at such other time and place as you and the Company may mutually agree upon in writing) (the “Closing Date”) along with any consideration, other than your past or future services, required to be delivered by you by law on the Closing Date and such additional documents as the Company may then require.

(b)                                  The Company may elect to deliver certificates representing Shares under the Award or to transfer the Shares electronically to your brokerage account.

3.                                      CONSIDERATION. Unless otherwise required by law, the Shares to be delivered to you on the Closing Date shall be deemed paid, in whole or in part in exchange for past and future services to be rendered to the Company or an Affiliate in the amounts and to the extent required by law. In the event additional consideration is required by law so that the Shares acquired under this Agreement are deemed fully paid and nonassessable, the Board shall determine the amount and character of such additional consideration to be paid.

4.                                      SECURITIES LAW COMPLIANCE. You may not be issued any Shares under your Award unless either (i) those Shares are then registered under the Securities Act, or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award must also comply with other applicable laws and regulations governing the Award, and you shall not receive the Shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.

5.                                      EXECUTION OF DOCUMENTS. You hereby acknowledge and agree that the manner selected by the Company by which you indicate your consent to your Grant Notice is also deemed to be your execution of your Grant Notice and of this Agreement. You further agree that such manner of indicating consent may be relied upon as your signature for establishing your execution of any documents to be executed in the future in connection with your Award.

6.                                      RIGHTS AS STOCKHOLDER. Subject to the provisions of this Agreement, you shall have all rights and privileges of a stockholder of the Company with respect to the Shares, including with respect to any portion of the Shares deposited in escrow. You shall be deemed to be the holder of the Shares for purposes of receiving any dividends that may be paid with respect to the Shares and for purposes of exercising any voting rights relating to the Shares, even if the Shares or a portion of the Shares have not yet vested and been released from the Company’s Reacquisition Right described below.

7.                                      TRANSFER RESTRICTIONS. After any Shares have been released to you from restricted book entry form, you shall not sell, assign, hypothecate, donate, encumber, or otherwise dispose of any interest in the Shares except in compliance with the provisions herein, applicable securities laws and the Company’s policies.

8.                                      NON-TRANSFERABILITY OF THE AWARD. Your Award is not transferable except by will or by the laws of descent and distribution. In the event of the termination of your Continuous Service prior to the Closing Date, the closing contemplated in this Agreement shall not occur.

9.                                      RIGHT OF REACQUISITION.

(a)                                  The Company shall have a right to reacquire all or any part of the Shares (a “Reacquisition Right”) that have not as yet vested in accordance with the Vesting Schedule specified in your Grant Notice (the “Unvested Shares”) on the following terms and conditions:

(i)                                    The Company shall simultaneously with termination of your Continuous Service (as defined in the Plan) automatically reacquire for no consideration all of the Unvested Shares, unless the Company agrees to waive its reacquisition right as to some or all of the Unvested Shares. Any such waiver shall be exercised by the Company by written notice to you or your representative (with a copy to the escrow agent party to the Joint Escrow Instructions attached to the Grant Notice (the “Escrow Agent”)) within ninety (90) days after the termination of your Continuous Service, and the Escrow Agent may then release to you the number of the Unvested Shares not being reacquired by the Company. If the Company does not waive its reacquisition right as to all of the Unvested Shares, then upon such termination of your Continuous Service, the Escrow Agent shall transfer to the Company the number of Unvested Shares the Company is reacquiring.

(ii)                                The Shares shall be held in escrow pursuant to the terms of the Joint Escrow Instructions attached to the Grant Notice. You agree to execute two (2) Assignment Separate From Certificate forms (with date and number of shares blank) substantially in the form attached to the Grant Notice and deliver the same, along with the certificate or certificates evidencing the Shares, for use by the Escrow Agent pursuant to the terms of the Joint Escrow Instructions.

(iii)                            If, from time to time, there is any stock dividend, stock split or other change in the character or amount of any of the outstanding stock of the corporation or other entity the stock of which is subject to the provisions of your Award, then in such event any and all new, substituted or additional securities to which you are entitled by reason of your ownership of the Shares shall be immediately subject to the Reacquisition Right with the same force and effect as the shares subject to this Reacquisition Right immediately before such event.

10.                               RESTRICTIVE LEGENDS. The Shares issued under your Award shall be endorsed with appropriate legends, if any, as determined by the Company.

11.                               AWARD NOT A SERVICE CONTRACT. Your Award is not an employment or service contract, and nothing in your Award shall be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or any Affiliate, or on the part of the Company or any Affiliate to continue such service. In addition, nothing in your Award shall obligate the Company or any Affiliate, their respective stockholders, boards of directors, or employees to continue any relationship that you might have as an Employee or Consultant of the Company or any Affiliate.

12.                               WITHHOLDING OBLIGATIONS.

(a)                                  At the time your Award is granted, or at any time thereafter as requested by the Company, you hereby authorize any required withholding from any amounts payable to you or otherwise agree to make adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate that arise in connection with your Award (the “Withholding Taxes”). If specified in your Grant Notice, you may direct the Company to withhold a portion of the Shares with a Fair Market Value (measured as of the vesting date) equal to the amount of such Withholding Taxes; provided, however, that the number of any such Shares so withheld shall not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income.

(b)                                  Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company shall have no obligation to instruct its transfer agent to release the Shares from restricted book entry form, and you agree that you shall in such case have no right to receive such Shares.

13.                               TAX CONSEQUENCES. You agree to review with your own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. You shall rely solely on such advisors and not on any statements or representations of the Company or any of its agents. You understand that you (and not the Company) shall be responsible for your own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

14.                               NOTICES. Any notices required to be given or delivered to the Company under the terms of this Award shall be in writing and addressed to the Company at its principal corporate offices. Any notice required to be given or delivered to you shall be in writing and addressed to your address as on file with the Company at the time notice is given. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

15.                               HEADINGS. The headings of the Sections in this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.

16.                               MISCELLANEOUS.

(a)                                  The rights and obligations of the Company under your Award shall be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by, the Company’s successors and assigns.

(b)                                  You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c)                                  You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

(d)                                  This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)                                  All obligations of the Company under the Plan and this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

17.                               GOVERNING PLAN DOCUMENT. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control. The Company shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Board shall be final and binding upon you, the Company, and all other interested persons. No member of the Board shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

18.                               EFFECT ON OTHER EMPLOYEE BENEFIT PLANS. The value of the Award subject to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating benefits under any employee benefit plan (other than the Plan) sponsored by the Company or any Affiliate except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any or all of the employee benefit plans of the Company or any Affiliate.

19.                               CHOICE OF LAW. The interpretation, performance and enforcement of this Agreement shall be governed by the law of the state of Colorado without regard to that state’s conflicts of laws rules.

20.                               SEVERABILITY. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

21.                               OTHER DOCUMENTS. You hereby acknowledge receipt or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act (which includes the prospectus for the Plan).

* * * * *

This Agreement shall be deemed to be signed by the Company and the Participant upon the signing by the Participant of the Grant Notice to which it is attached.

ATTACHMENT II

ALLOS THERAPEUTICS, INC.
2008 EQUITY INCENTIVE PLAN

(Provided Separately)

ATTACHMENT III

ALLOS THERAPEUTICS, INC.

2008 EQUITY INCENTIVE PLAN

FORM OF ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED and pursuant to that certain Restricted Stock Award Grant Notice and Restricted Stock Award Agreement (together, the “Award”), [Participant’s Name] hereby sells, assigns and transfers unto Allos Therapeutics, Inc., a Delaware corporation (the “Company”)                                                  (                    ) shares of the common stock of the Company, standing in the undersigned’s name on the books of the Company represented by Certificate No.            herewith and does hereby irrevocably constitute and appoint                                                          as attorney-in-fact to transfer the said stock on the books of the Company with full power of substitution in the premises. This Assignment may be used only in accordance with and subject to the terms and conditions of the Award, in connection with the reacquisition of shares of common stock of the Company issued to the undersigned pursuant to the Award, and only to the extent that such shares remain subject to the Company’s reacquisition right under the Award.

Dated:

Signature:
[Participant’s Name], Recipient

[INSTRUCTION:  Please do not fill in any blanks other than the signature line. The purpose of this Assignment is to enable the Company to exercise its reacquisition right set forth in the Award without requiring additional signatures on your part.]

ATTACHMENT IV

ALLOS THERAPEUTICS, INC.

2008 EQUITY INCENTIVE PLAN

FORM OF JOINT ESCROW INSTRUCTIONS

[date]

Corporate Secretary

Allos Therapeutics, Inc.

11080 CirclePoint Road, Suite 200

Westminster, Colorado 80020

Dear Sir/Madam:

As Escrow Agent for both Allos Therapeutics, Inc., a Delaware corporation (the “Company”), and the undersigned recipient of stock of the Company (“Recipient”), you are hereby authorized and directed to hold the documents delivered to you pursuant to the terms of this Joint Escrow Instructions (this “Agreement”), that certain Restricted Stock Award Grant Notice (the “Grant Notice”), dated                               , to which a copy of these Joint Escrow Instructions is attached, and pursuant to the terms of that certain Restricted Stock Award Agreement, which is attached to the Grant Notice, in accordance with the following instructions:

1.                                       In the event Recipient ceases to render services to the Company or an affiliate of the Company during the vesting period set forth in the Grant Notice, the Company or its assignee will give to Recipient and you a written notice specifying that some or all of the shares of stock shall be transferred to the Company. Recipient and the Company hereby irrevocably authorize and direct you to close the transaction contemplated by such notice in accordance with the terms of said notice.

2.                                       At the closing you are directed (a) to date any stock assignments necessary for the transfer in question, (b) to fill in the number of shares being transferred, and (c) to deliver same, together with the certificate evidencing the shares of stock to be transferred, to the Company.

3.                                       Recipient irrevocably authorizes the Company to deposit with you any certificates evidencing shares of stock to be held by you hereunder and any additions and substitutions to said shares as specified in the Grant Notice. Recipient does hereby irrevocably constitute and appoint you as Recipient’s attorney-in-fact and agent for the term of this Agreement to execute with respect to such securities and other property all documents of assignment and/or transfer and all stock certificates necessary or appropriate to make all securities negotiable and complete any transaction herein contemplated.

4.                                       This Agreement shall terminate upon vesting of the shares or upon the earlier return of the shares to the Company.

5.                                       If at the time of termination of this Agreement you should have in your possession any documents, securities, or other property belonging to Recipient, you shall deliver all of same to any pledgee entitled thereto or, if none, to Recipient and shall be discharged of all further obligations hereunder.

6.                                       Your duties hereunder may be altered, amended, modified or revoked only by a writing signed by all of the parties hereto.

7.                                       You shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by you to be genuine and to have been signed or presented by the proper party or parties or their assignees. You shall not be personally liable for any act you may do or omit to do hereunder as Escrow Agent or as attorney-in-fact for Recipient while acting in good faith and any act done or omitted by you pursuant to the advice of your own attorneys shall be conclusive evidence of such good faith.

8.                                       You are hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law, and are hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case you obey or comply with any such order, judgment or decree of any court, you shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

9.                                       You shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver the Grant Notice or any documents or papers deposited or called for hereunder.

10.                                 You shall not be liable for the outlawing of any rights under any statute of limitations with respect to these Joint Escrow Instructions or any documents deposited with you.

11.                                 You shall be entitled to employ such legal counsel, including but not limited to Cooley Godward Kronish LLP, and other experts as you may deem necessary properly to advise you in connection with your obligations hereunder, may rely upon the advice of such counsel, and may pay such counsel reasonable compensation therefor.

12.                                 Your responsibilities as Escrow Agent hereunder shall terminate if you shall cease to be Corporate Secretary of the Company or if you shall resign by written notice to each party. In the event of any such termination, the Company may appoint any officer or assistant officer of the Company as successor Escrow Agent and Recipient hereby confirms the appointment of such successor or successors as his or her attorney-in-fact and agent to the full extent of your appointment.

13.                                 If you reasonably require other or further instruments in connection with these Joint Escrow Instructions or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.

14.                                 It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the shares or other securities, you may (but are not obligated to) retain in your possession without liability to anyone all or any part of said shares or other securities until such dispute shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but you shall be under no duty whatsoever to institute or defend any such proceedings.

15.                                 Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in any United States Post Box, by registered or

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certified mail with postage and fees prepaid, addressed to each of the other parties hereunto entitled at the following addresses, or at such other addresses as a party may designate by ten (10) days’ written notice to each of the other parties hereto:

COMPANY:	Allos Therapeutics, Inc.
11080 CirclePoint Road, Suite 200
Westminster, Colorado 80020
Attn: General Counsel / Chief Financial Officer

RECIPIENT:

ESCROW AGENT:	Allos Therapeutics, Inc.
11080 CirclePoint Road, Suite 200
Westminster, Colorado 80020
Attn: Corporate Secretary

16.                                 By signing these Joint Escrow Instructions you become a party hereto only for the purpose of said Joint Escrow Instructions; you do not become a party to the Grant Notice.

17.                                 This instrument shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns. It is understood and agreed that references to “you” or “your” herein refer to the original Escrow Agent and to any and all successors thereto. It is understood and agreed that the Company may at any time or from time to time assign its rights under the Grant Notice and these Joint Escrow Instructions in whole or in part.

Very truly yours,

ALLOS THERAPEUTICS, INC.

By:

Name:

Title:

RECIPIENT

By:

Name:

ESCROW AGENT:

By:

Name:

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